UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 25, 2005

Compex Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-9407	410985318
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1811 Old Highway 8, New Brighton, Minnesota		55112
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(651) 631-0590

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

As part of his promotion to President Worldwide Consumer Products, on April 25, 2005 we agreed to increase Marshall Masko's salary to $200,000 per annum, to set his bonus target for fiscal 2006 at 40% of salary and to grant Mr. Masko options to purchase 15,000 shares of our common stock. Mr. Masko will spend roughly three weeks per month in Europe and one week per month in the United States and we agreed to reimburse him for travel, for an apartment and for the domestic/foreign tax differential.

Item 2.02. Results of Operations and Financial Condition.

On April 28, 2005, we published a press release indicating that our third quarter net income would fall below previous guidance and providing a range of anticipated revenue and earnings for the quarter.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective April 25, 2005, Serge Darcy was terminated as President of Compex SA, our European operating subsidiary. Effective on that same date, Marshall Masko was promoted to President of Worldwide Consumer Products, responsible for our consumer operations in both the United States and Europe and for managing the sales and marketing, finance, human resources and information technology functions of our European subsidiary.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits (furnished but not filed):

Exhibit 99.0 Press Release Dated April 28, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Compex Technologies, Inc.

April 28, 2005	By:	Dan Gladney

Name: Dan Gladney
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.0	Press Release dated April 28, 2005